EXHIBIT 21.1
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

                           SUBSIDIARIES OF THE COMPANY

Name of Subsidiary                                    State of Incorporation                Percentage Owned
------------------------------------------------ ---------------------------------- ----------------------------------

Harvest American Corp.                                       Delaware                             100%

Commodore Oil & Gas Corporation                              Delaware                             100%

Commodore Environmental Services, LLC                        Delaware                             100%

Commodore Separation Technologies, Inc.*                     Delaware                              85%

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*  An indirect subsidiary 85% owned by Commodore Environmental Services, LLC